UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 4, 2026

Mercury Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	001-41194	04-2741391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Minuteman Road,	Andover,	Massachusetts	01810
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (978) 256-1300
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	MRCY	Nasdaq Global Select Market

Item 2.02.    Results of Operations and Financial Condition.
On November 10, 2026, Mercury Systems, Inc. (the “Company”) issued a press release and an earnings presentation regarding its financial results for the first quarter ended October 2, 2026. The Company’s press release and earnings presentation are attached as exhibits 99.1 and 99.2 to this Current Report on Form 8-K and incorporated by reference herein.
Information in Item 2.02 of this Current Report on Form 8-K and the exhibits 99.1 and 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.
Use of Non-GAAP Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA, adjusted income, adjusted EPS, and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA, adjusted income, and adjusted EPS exclude certain non-cash and other specified charges. The Company believes these non-GAAP financial measures are useful to help investors more completely understand its past financial performance and prospects for the future. However, the presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals.
Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Chief Operating Officer
On November 10, 2026, the Company announced the formalization of David E. Farnsworth’s role as Chief Operating Officer in addition to his responsibilities as the Company’s Executive Vice President and Chief Financial Officer. In connection with this appointment, Mr. Farnsworth will receive a restricted stock unit award with an aggregate value of $500,000 in the form of shares of the Company’s common stock under the Company’s 2025 Long Term Incentive Plan. The number of shares covered by such award will be determined by dividing the dollar amount of the award by the average closing price of the Company’s common stock during the 30 calendar days prior to November 16, 2026, the grant date, and such shares shall vest in equal installments on each of the first three anniversaries of the grant date. The terms and conditions of the award are identical to the RSUs granted to the Company’s other named executive officers on August 17, 2026. There were no other changes to his compensation related to this additional role.
Chief Accounting Officer
On November 4, 2026, Douglas Munro, the Company’s Senior Vice President and Chief Accounting Officer, informed the Company that he has accepted a role outside the Company and that his last day would be November 13, 2026. His decision was not the result of any disagreement relating to the Company’s operations, policies, or practices.
On November 10, 2026, the Company announced that Brian Caulfield has been appointed as acting Chief Accounting Officer effective as of November 13, 2026. Reporting to David E. Farnsworth, the Company’s Executive Vice President, Chief Financial Officer, and Chief Operating Officer, Mr. Caulfield will be responsible for the Company’s accounting operations and financial reporting on an interim basis while the Company conducts a search for a permanent Chief Accounting Officer.
Mr. Caulfield, age 39, joined the Company in 2014 and most recently served as the Company’s Corporate Controller from 2024 to date. Prior to that he served as the Company’s Assistant Corporate Controller from 2022 to 2024, and from 2014 to 2022 he held roles of increasing leadership in the Company’s accounting function. Prior to joining the Company, Mr. Caulfield held various positions in public accounting at Ernst & Young. He has an MBA from Rivier University and a B.S. in Accounting from Fairfield University and holds his CPA license in Massachusetts.
In connection with this interim position, Mr. Caulfield has entered into a $50,000 retention bonus agreement, payable in 50% increments on May 13, 2027 and November 13, 2027, contingent on his continued employment (or prior termination by the Company without cause) as of those dates. There were no other changes to his compensation related to this interim role.
There are no family relationships between Mr. Caulfield and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 10, 2026
99.2	Earnings Presentation dated November 10, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 10, 2026	MERCURY SYSTEMS, INC.

By: /s/ David E. Farnsworth David E. Farnsworth Executive Vice President, Chief Financial Officer, and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 10, 2026 of Mercury Systems, Inc.
99.2	Earnings Presentation, dated November 10, 2026 of Mercury Systems, Inc.